Exhibit 99.01

FOR IMMEDIATE RELEASE

Gaming Partners International Reports Financial Results for the Fourth Quarter and Year-end 2006

Year-end Revenues of $74 Million, a 29.5% Increase over 2005
Year-end Net Income Increases 18.5% Year-over-Year to $5.1 Million

Las Vegas, Nevada, May 15, 2007 – Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the fourth quarter and year-end 2006.

For the fourth quarter of 2006, the Company reported revenues of $16.1 million compared to $16.2 million for the fourth quarter of 2005. Gross profit for the quarter was $4.4 million, or 27% of revenues, compared to $5.8 million, or 36% of revenues, in the same period a year ago.

Net income for the fourth quarter was $115,000, or $0.01 per basic and diluted share, compared to $2.1 million, or $0.27 per basic and $0.26 per diluted share, in the three months ended December 31, 2005.  In anticipation of several large potential orders in the fourth quarter of 2006, the Company’s subsidiary, GPI SAS, maintained its labor force for full production; however, the orders were unexpectedly delayed.  Results for the fourth quarter were negatively impacted due to higher expenses resulting from increased labor costs as GPI SAS could not immediately reduce its labor force under French law.  The Company had expected to begin to recognize revenue from these orders in the first quarter of 2007.  The potential orders remain unsigned and first quarter results will show a significant loss.

For the year-ended December 31, 2006 revenues were $74.0 million, an increase of 29.5% compared to revenues of $57.1 million in the full-year 2005. Gross profit for the period was $24.4 million, or 33.0% of revenues, compared to $21.0 million, or 36.7% of revenues, in the comparable period in 2005.

Net income for the year increased 18.5% to $5.1 million, or $0.64 per basic and $0.62 per diluted share, compared to net income of $4.3 million or $0.55 per basic and $0.53 per diluted share for the year ended December 31, 2005. Weighted average shares outstanding were 8.0 million basic and 8.2 million diluted for the year ended 2006, and 7.8 million basic and 8.2 million diluted for 2005.

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GPIC Announces Fourth Quarter Results/2-2-2-2

As of December 31, 2006, the Company had cash and marketable securities of $10.6 million compared to $13.6 million on December 31, 2005. Working capital increased to $14.8 million from $9.6 million on December 31, 2005.

Backlog of production orders, which are expected to be filled in 2007, at the end of the fourth quarter was approximately $3.9 million at GPI USA and $1.6 million at GPI SAS. This compares to backlog of $4.5 million and $21.2 million for GPI USA and GPI SAS, respectively, on December 31, 2005. The backlog at the end of 2005 included several large pending orders for casino openings in 2006, which were filled during the year.

The Company noted that, during its 2006 financial closing process, it discovered certain material weaknesses in its financial reporting process because, in the U.S. operation, which includes the corporate reporting function, the Company did not have sufficient personnel with requisite knowledge of generally accepted accounting principles and related practices to ensure an effective closing process in the United States or to properly document the Company’s important accounting policy and transaction conclusions.  Management continues to implement corrective actions where required to improve the effectiveness and timeliness of its internal controls, including the enhancement of systems and procedures.  The Company is in the process of evaluating accounting department needs and hired a new Chief Financial Officer, David Grimes, in 2006.  Management also plans to provide training to existing employees and to supplement the team in certain key positions.

The Company discovered during its 2006 year-end financial closing process that, as the result of an error related to the conversion of fixed asset software in late 2003, depreciation was improperly recorded on a group of assets in 2005 and 2004.  This error caused depreciation expense to be understated by $240,000 and $54,000 for the years ended December 31, 2005 and 2004, respectively.  Following a qualitative and quantitative analysis of these amounts, the Company has determined that they are not material to the periods affected.

GPIC Announces Fourth Quarter Results/3-3-3-3

As disclosed in a press release dated April 16, 2007, the Company identified a clerical error in the three months ended September 30, 2006 statement of operations. Correction of the clerical error reduces net income by $100,000 and basic diluted net income per share by $0.01 for the third quarter, but does not change net income or net income per share for the nine months as originally filed. Based on management’s recommendation, the Company has filed an amended quarterly report on Form 10-Q/A with the SEC.

Commenting on the results, Gérard Charlier, President and CEO said, “Notwithstanding the recent challenges we have faced, 2006 was an extremely successful year on all fronts. We grew revenue nearly 30% over 2005, increased profitability and further extended our leadership position in the casino currency market. The manufacturing difficulties related to the high-frequency RFID chips that we saw in the third quarter are behind us and we are well positioned to remain at the forefront of the industry.”

Mr. Charlier added, “While the fourth quarter saw some softness, which continued into the first quarter of 2007 and will result in a significant loss, it was due primarily to timing issues, as several sizeable orders were pushed out. We expect to receive these orders during the remainder of the year. With casinos throughout the world adopting RFID technology and gaming being introduced in new markets, we remain confident in the long-term prospects for the Company as a leader in this market as it continues to grow.”

He concluded, “We are disappointed that certain circumstances prevented us from filing our Form 10-K on time, but we are taking steps to address the issues that existed. We will add resources to our finance department to support our new CFO, and believe that this and other steps will strengthen and enhance our internal controls for the long-term.”

The Company noted that, due to the delay in filing its annual report on Form 10-K for the year ended December 31, 2006 and the material weaknesses in its financial reporting process that caused the delay, it will be unable to file its quarterly report on Form 10-Q for the three months ended March 31, 2007 by the May 15, 2007 deadline. The Company will file for an extension under Rule 12b-25, which will allow for an additional 5 days to complete the filing.

About Gaming Partners International Corporation

GPIC manufactures and supplies (under the brand names of Paulson®, Bourgogne et Grasset and Bud Jones®) gaming chips including low frequency and high frequency RFID chips, jetons and plaques, low frequency RFID readers, wheels, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nev., with offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, N.J.; and Gulfport, Miss. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

GPIC Announces Fourth Quarter Results/4-4-4-4

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties, including, without limitation, statements relating to anticipated future sales or the timing thereof, or the long-term growth and prospects of our business. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Factors that could cause actual results to vary materially from these forward-looking statements include: any significant reduction in the growth rate of new and existing casinos in Macau, the failure of the industry to accept our RFID technology, any unfavorable resolution of a significant lawsuit against us, any patent infringement issues, the development of competing technologies by our competitors, the failure of any supplier to timely deliver key raw materials for our significant products, any customer cancellation of a significant order included in our backlog, the loss or retirement of any of our key employees, any domestic or international terrorist incidents, and any unexpected taxes, regulatory charges, costs or difficulty in the operations of the companies in multiple locations or the manufacturing of our products. Additional information concerning factors and risks that could affect these forward-looking statements and GPIC’s financial condition and results of operations are included in GPIC’s Form 10-K for the year ended December 31, 2006.

For more Information please contact:

For Gaming Partners International Corporation:
GPIC Contact:	KCSA Contacts:
Laura McAllister Cox	Todd Fromer / Lee Roth
702-384-2425	212-896-1215 / 1209
lmcox@gpigaming.com	tfromer@kcsa.com / lroth@kcsa.com

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GAMING PARTNERS INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31,
(in thousands, except share amounts)

	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,888	$4,573
Marketable securities	4,710	9,075
Accounts receivables, less allowance for doubtful accounts of $335 and $398, respectively	4,136	4,734
Inventories	9,251	9,895
Prepaid expenses	404	623
Deferred income tax asset	355	200
Other current assets	1,497	1,288
Total current assets	26,241	30,388
Property and equipment, net	14,567	11,212
Goodwill	1,524	1,386
Other intangibles, net	1,245	1,529
Deferred income tax asset	2,093	2,407
Long-term investments	683	1,645
Other assets, net	616	149
Total assets	$46,969	$48,716
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$1,047	$716
Accounts payable	2,993	3,483
Accrued expenses	4,557	3,587
Customer deposits	1,187	10,506
Income taxes payable	870	1,136
Deferred income tax liability	623	1,061
Other current liabilities	177	336
Total current liabilities	11,454	20,825
Long-term debt, less current maturities	2,749	1,892
Long-term deferred income tax liability	182	—
Total liabilities	14,385	22,717
Commitments and Contingencies (Note 9)
Stockholders’ Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued and outstanding	—	—
Common stock, authorized 30,000,000 shares, $.01 par value, 8,090,901 and 7,898,766, respectively, issued and outstanding	81	79
Additional paid-in capital	18,429	16,904
Treasury stock, at cost, 8,061 shares	(196)	(196)
Retained earnings	12,690	8,766
Accumulated other comprehensive income	1,580	446
Total stockholders’ equity	32,584	25,999
Total liabilities and stockholders’ equity	$46,969	$48,716

GAMING PARTNERS INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,
(in thousands, except earnings per share)

	2006	2005	2004

Revenues	$73,954	$57,121	$44,585

Cost of revenues	49,580	36,154	28,682

Gross profit	24,374	20,967	15,903

Product development	422	330	259
Marketing and sales	4,316	4,284	3,768
General and administrative	11,155	10,514	7,800

Operating income	8,481	5,839	4,076

Other income (expense)
Gain (loss) on foreign currency transactions	(349)	133	(155)
Interest income	410	162	39
Interest expense	(175)	(199)	(253)
Other income, net	145	149	59

Income before income taxes	8,512	6,084	3,766

Income tax expense	3,383	1,756	1,152

Net income	$5,129	$4,328	$2,614

Earnings per share:
Basic	$0.64	$0.55	$0.34
Diluted	$0.62	$0.53	$0.34
Weighted-average shares of common stock outstanding:
Basic	7,974	7,829	7,608
Diluted	8,226	8,179	7,754

Selected Quarterly Financial Information

	Year Ended December 31, 2006
	First	Second	Third (1)	Fourth	Total
	(in thousands, except per share data)
Net revenues	$18,297	$19,436	$20,135	$16,086	$73,954
Gross profit (2)	7,194	7,181	5,590	4,409	24,374
Operating income	3,398	2,961	1,623	499	8,481
Net income	$2,080	$2,015	$919	$115	$5,129
Basic net income per common share	$0.26	$0.25	$0.12	$0.01	$0.64
Diluted net income per common share	$0.25	$0.25	$0.11	$0.01	$0.62

(1)   These amounts have been restated from the amounts previously reported in the Form 10-Q issued on November 13, 2006.  The amounts reported in the 10-Q included a clerical error of $100,000; in addition, the amounts presented above include a reclassification between Selling, general and administrative expenses and Cost of revenues of $379,000.  The nine-month information was correct as originally reported.  The previously reported amounts in the previous quarter were as follows (in thousands, except per share amounts):

Net revenues	$20,135
Gross profit	6,069
Operating income	1,723
Net income	$1,019
Basic net income per common share	$0.13
Diluted net income per common share	$0.12

	Year Ended December 31, 2005
	First	Second	Third	Fourth	Total
	(in thousands, except per share data)
Net revenues	$12,291	$15,187	$13,415	$16,228	$57,121
Gross profit (2)	4,431	6,459	4,322	5,755	20,967
Operating income (loss)	1,082	2,820	455	1,482	5,839
Net income (loss)	$502	$1,482	$246	$2,098	$4,328
Basic net income (loss) per common share	$0.06	$0.19	$0.03	$0.27	$0.55
Diluted net income (loss) per common share	$0.06	$0.18	$0.03	$0.26	$0.53

(2)   Certain amounts have been reclassified from Selling, general and administrative expenses to Cost of revenues; as such they would not have had an impact on net income or earnings per share.  The reclassification related to administrative expenses associated with our manufacturing facility in Mexico.  The amounts reclassified were $2,065,000 for 2006 ($545,000, $546,000, $535,000 and $439,000 for first, second third and fourth quarter, respectively) and $2,014,000 for 2005 ($402,000, $458,000, $604,000, $550,000 for first, second third and fourth quarter, respectively).